Filed Pursuant to Rule 424(b)(3)
Registration No. 333-209681

Prospectus addendum

Debt Securities

Preferred Stock

Depositary Shares

Warrants

Units

Purchase Contracts

CHASE CAPITAL II

CHASE CAPITAL III

CHASE CAPITAL VI

J.P. MORGAN CHASE CAPITAL XIII

JPMORGAN CHASE CAPITAL XXI

JPMORGAN CHASE CAPITAL XXIII

BANK ONE CAPITAL III

FIRST CHICAGO NBD CAPITAL I

Preferred Securities and Capital Securities

fully and unconditionally guaranteed by

JPMORGAN CHASE & CO.

Affiliates of JPMorgan Chase & Co., including J.P. Morgan Securities LLC, may use this prospectus addendum in connection with offers and sales in the secondary market of the debt securities, preferred stock, depositary shares, warrants, units, purchase contracts, preferred securities, capital securities or guarantees referenced herein. These affiliates may act as principal or agent in those transactions. Secondary market sales made by them will be made at prices related to prevailing market prices at the time of sale. The following securities are listed on the New York Stock Exchange under the trading symbols indicated:

•	Depositary shares representing a 1/400th interest in a share of 5.50% Non-Cumulative Preferred Stock, Series O, listed under the trading symbol “JPM D”;
•	Depositary shares representing a 1/400th interest in a share of 5.45% Non-Cumulative Preferred Stock, Series P, listed under the trading symbol “JPM A”;
•	Depositary shares representing a 1/400th interest in a share of 6.70% Non-Cumulative Preferred Stock, Series T, listed under the trading symbol “JPM B”;
•	Depositary shares representing a 1/400th interest in a share of 6.30% Non-Cumulative Preferred Stock, Series W, listed under the trading symbol “JPM E”;
•	Depositary shares representing a 1/400th interest in a share of 6.125% Non-Cumulative Preferred Stock, Series Y, listed under the trading symbol “JPM F”;
•	Depositary shares representing a 1/400th interest in a share of 6.10% Non-Cumulative Preferred Stock, Series AA, listed under the trading symbol “JPM G”; and
•	Depositary shares representing a 1/400th interest in a share of 6.15% Non-Cumulative Preferred Stock, Series BB, listed under the trading symbol “JPM H”.

These securities have not been approved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor have these organizations determined that this prospectus addendum is accurate or complete. Any representation to the contrary is a criminal offense.

See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, and any risk factors described in an applicable prospectus supplement, for a discussion of risks you should consider in connection with an investment in any of the securities offered under this prospectus addendum.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus addendum or any supplement to this prospectus addendum. We have not authorized anyone to provide you with any other information.

Neither we nor any of our affiliates is making an offer of securities in any state or jurisdiction where the offer is not permitted.

This prospectus addendum is dated April 15, 2016.

You should not assume that the information contained or incorporated in this prospectus addendum and any supplement to this prospectus addendum is accurate as of any date other than its date.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

JPMorgan Chase & Co. (“JP Morgan Chase” or the “Firm”) files annual, quarterly and current reports, proxy statements and other information with the SEC. JPMorgan Chase’s SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. JPMorgan Chase’s filings can also be inspected and printed or copied, for a fee, at the SEC’s public reference room, 100 F Street N.E., Washington, D.C. 20549, or you can contact that office by phone: (800) SEC-0330. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Such documents, reports and information are also available on our website: http://www.jpmorgan.com. Information on our website does not constitute part of this prospectus addendum or any prospectus or accompanying prospectus supplement.

The SEC allows JPMorgan Chase to “incorporate by reference” into this prospectus addendum the information in documents it files with the SEC, which means that JPMorgan Chase can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus addendum, and later information that JPMorgan Chase files with the SEC will update and supersede this information.

JPMorgan Chase incorporates by reference (i) the documents listed below and (ii) any future filings it makes with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus addendum until its offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2015;

(b) JPMorgan Chase’s Current Reports on Form 8-K filed on January 4, 2016, January 14, 2016, January 21, 2016, January 26, 2016 (two filings), February 12, 2016, March 1, 2016, March 18, 2016, March 23, 2016, April 4, 2016 and April 13, 2016; and

(c) Any Registration Statement on Form 8-A relating to any securities covered by this prospectus addendum.

You may request a copy of these filings, at no cost, by writing to or telephoning JPMorgan Chase at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

212-270-6000

You should rely only on the information provided or incorporated by reference in this prospectus addendum or any prospectus or prospectus supplement. We have not authorized anyone to provide you with any other information. Neither we nor any of our affiliates is making an offer of securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus addendum or any prospectus or prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

JPMORGAN CHASE & CO.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a financial holding company incorporated under Delaware law in 1968. We are a leading global financial services firm and one of the largest banking institutions in the United States, with operations worldwide. JPMorgan Chase had $2.4 trillion in assets and $250.2 billion in total stockholders’ equity as of March 31, 2016. To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorgan Chase” on page 1 of this prospectus addendum.

Our principal executive offices are located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

THE TRUSTS

Each of the trusts listed on the cover page of this prospectus addendum, which we refer to herein as the “Trusts”, is a statutory trust organized under Delaware law. Additional information with respect to such Trusts may be found in the prospectuses with respect to the preferred securities issued by such Trusts referred to below and incorporated by reference herein.

DESCRIPTION OF SECURITIES

The outstanding securities being offered by use of this prospectus addendum consist of debt securities, preferred stock, depositary shares, warrants, units, purchase contracts, preferred securities, capital securities and guarantees previously registered under the following registration statements of JPMorgan Chase, the Trusts or predecessor companies of JPMorgan Chase: 333-199966, 333-191692, 333-177923, 333-169900, 333-128506, 333-117770, 333-52826, 333-152214, 333-155535, 333-146731, 333-117775, 333-107207, 333-71876, 333-94393, 333-130051, 333-14959, 333-14959-02, 333-14959-03, 333-37567, 333-37567-03, 333-68500, 333-68500-02, 333-68500-03, 333-68500-04, 333-117785, 333-117785-01, 333-117785-02, 333-117785-03, 333-117785-04, 333-117785-05, 333-126750, 333-126750-01, 333-126750-02, 333-126750-03, 333-126750-04, 333-126750-05, 333-126750-06, 333-126750-07, 333-146220, 333-146220-01, 333-146220-02, 333-146220-04, 333-146220-05, 333-146220-06, 333-146220-07, 333-146220-08, 333-116775, 333-116775-02, 333-116771, 333-116771-03, 333-116773, 333-116773-01, 333-80903, 33-58144, 333-70639, 33-49965, 33-64261, 33-45651, 33-64193, 333-37315, 333-51961, 33-60807, 33-64195, 33-35971, 333-22413, 333-38387, 33-26890, 333-38756, 333-70940, 33-65904, 333-15649, 333-47022, 333-136666, 333-121744, 333-109793, 333-104455, 333-136599, 333-83049, 333-76894, 333-66861, 333-61437, 333-52902, 333-43565 and 33-50393. The descriptions of the securities being offered hereby are contained in the prospectuses and supplements thereto pursuant to which such securities were initially offered that are contained in or deemed a part of the registration statements referred to above. The instruments governing such securities and other exhibits in respect of such securities were filed as exhibits or incorporated by reference in such registration statements. Such descriptions and exhibits are incorporated by reference into this prospectus addendum; except that information contained in such prospectuses and supplements thereto that (i) constitutes a description of JPMorgan Chase & Co. or any of its predecessors or (ii) incorporates by reference any information contained in our current or periodic reports filed with the SEC, are superseded by the information in this prospectus addendum.

PLAN OF DISTRIBUTION

This prospectus addendum may be used by affiliates of JPMorgan Chase, including J.P. Morgan Securities LLC, in connection with offers and sales related to market-making transactions in the debt securities, preferred stock, depositary shares, warrants, units, purchase contracts or guarantees of JPMorgan Chase and preferred securities and capital securities of the Trusts referred to above. These affiliates of JPMorgan Chase may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. JPMorgan Chase will not receive any of the proceeds of such sales. These affiliates of JPMorgan Chase do not have any obligation to make a market in the debt securities, preferred stock, depositary shares, warrants, units, purchase contracts or guarantees of JPMorgan Chase or preferred securities or capital securities of the Trusts, and may discontinue their market-making activities at any time with notice, in their sole discretion.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus addendum by reference to the Annual Report on Form 10-K of JPMorgan Chase for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.